EXHIBIT 10.1

PURCHASE AGREEMENT

LOI

PRIVATE AND CONFIDENTIAL

Re: BINDING LOI PURCHASE AGREEMENT BY AND BETWEEN AMJ GLOBAL ENTERTAINMENT LLC a Nevada LLC AND AMJ GLOBAL TECHNOLOGY.

This Binding LOI Purchase Agreement is Intended to Memorialize the Terms of the (Acquisition) by AMJ GLOBAL TECHNOLOGY a Nevada Corp and AMJ GLOBAL ENTERTAINMENT LLC. a Nevada LLC (Seller). of certain Contracts and Licenses owned by AMJ GLOBAL ENTERTAINMENT LLC in Dark Bull Capital Inc.

1. Parties to Agreement. AMJ GLOBAL TECHNOLOGY a Nevada Corp, and AMJ GLOBAL ENTERTAINMENT LLC. (“Target”) to assist in the acquisition of the targeted contracts and licenses.

2. Assets and Liabilities.

A. Acquired Assets: In the Acquisition, Buyer shall acquire 100% of AMJ GLOBAL’S 25% (Twenty five percent) of Target’s equity stake in Dark Bull Capital as spelled out below. Which includes their issued and outstanding stock and any current and future contracts, including, but not limited to:

(a)	ESS Contract, dated for approximately 50,000 Medicare Eligible lives.
(b)	Contract with The Agency of North Georgia, which includes approximately 200 “AFLAC” agents representing approximately 4,000 companies.
(c)	www.Essmedicareplans.com “website”

B. Assumed Liabilities: Buyer would assume only the following liabilities:

(i) liabilities arising out of events occurring after the closing date under the License Agreement (if any) and not otherwise attributable to events that occur prior to the closing date.

(ii) certain other liabilities specifically identified in this Agreement and for which the purchase price may be reduced.

C. Excluded Liabilities: Buyer will assume no liabilities other than the foregoing.

3. Consideration. The total purchase price of $1,000,000 (One Million) dollars The Purchase Price shall be paid in the form of cash. The share price is based on the valuation company

Believes was fair and equitable to both parties, AMJ GLOBAL TECHNOLOGY shall have 2 years (Two)years to pay the 1,000,000 dollars should the company not pay the full

1,000,000 by the end of the 2 (Two) years AMJ GLOBAL ENTERTAINENT LLC grants AMJ GLOBAL an additional 4 (Four) months to cure the balance, should the balance

Not be paid in full by the end of the 4 (Four) month extension AMJ GLOBAL ENTERTAINMENT LLC shall have the right to convert the balance of the amount owed in stock

Based on the price of the stock at the time of the signing of this agreement.

4. Option. N/A

5. Closing Conditions. Buyer’s obligation to consummate the Acquisition will be a customary closing condition.

6. Corporate Approvals. The execution of this Agreement has been Accepted by Buyer. (AMJ GLOBAL TECHNOLOGY a Nevada Corp.) and Target (AMJ GLOBAL ENTERTAINMENT LLC a Nevada LLC)

7. Transition. (AMJ GLOBAL ENTERTAINMENT LLC) owner of the Targeted acquisitin will agree to assist Buyer following the closing to ensure a successful transition.

8. Governing Law. This letter shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to its conflicts of law’s provisions.

If you are in agreement with the foregoing, please sign and return to the undersigned one copy of this letter, which thereupon will constitute our agreement with respect to its subject matter.

AMJ GLOBAL ENTERAINMENT LLC

By:	/s/ Dr. Arthur Malone, Jr.
Name:	Dr. Arthur Malone, Jr.
Title:	CHMN President & CEO
2470 E. Flamingo #A Las Vegas NV 89121
Date 01/24/2025

ACKNOWLEDGED AND AGREED TO:

AMJ GLOBAL TECHNOLOGY

By:	/s/ Dr. Arthur Malone Jr
Name:	Dr. Arthur Malone Jr
Title:	CHMN PRESIDENT SECRETARY
2470 E. Flamingo #A Las Vegas NV 89121 Date 01/24/2025

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